Exhibit 10.3
Execution Copy
ASSET PURCHASE AND LICENSE AGREEMENT
BY AND BETWEEN
NUPATHE INC.,
AND
TRAVANTI PHARMA INC.

EXHIBITS TO ASSET PURCHASE AGREEMENT

Exhibit 1	Travanti Patents
Exhibit 2	Form of Patent Assignment Agreement

ASSET PURCHASE AND LICENSE AGREEMENT
          Asset Purchase and License Agreement (this “Agreement”), dated as of July 8, 2008, by and between Travanti Pharma Inc., a Minnesota corporation with a principal place of business at 2520 Pilot Knob Road, Suite 100, Mendota Heights, MN 55120 (“Travanti”), and NuPathe Inc., a Delaware corporation with a principal place of business at 227 Washington Street, Suite 200, Conshohocken, PA 19428 (“NuPathe”).
RECITALS
          WHEREAS, subject to the terms and conditions of this Agreement, Travanti desires to transfer to NuPathe, and NuPathe desires to acquire from Travanti the Purchased Assets;
          WHEREAS, pursuant to this Agreement and that certain Patent Assignment Agreement, dated as of the date hereof (the “Patent Assignment”), by and between NuPathe and Travanti, Travanti is assigning the Anti-Migraine Patent to NuPathe;
          WHEREAS, NuPathe upon the Effective Date shall license to Travanti certain rights under the Anti-Migraine Patent outside the Field;
          WHEREAS, NuPathe will continue to license the WEDD® Technology from Travanti under the terms set forth herein, and grant to Travanti a license to utilize certain NuPathe Intellectual Property outside of the Field; and
          WHEREAS, NuPathe and Travanti intend for this Agreement to supersede the License Agreement and any amendments thereto;
          NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The capitalized terms used in this Agreement have the respective meanings ascribed to them as follows:
     “Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended from time to time.
     “Action” shall mean any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving, any Governmental Authority.
     “Affiliate” shall mean, with references to any Person, any other Person directly or indirectly controlling, controlled or under common control with such Person, and “control” shall mean the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the preamble hereof.
     “Anti-Migraine Patent” shall mean that certain patent application No. PCT/US07/09000 (WO/2007/120747) entitled “Transdermal Methods and Systems for the Delivery of Anti-migraine Compounds Related Applications,” filed on April 12, 2007, and all documentation filed in support thereof, including any priority applications.
     “Applicable Laws” shall mean all laws, treaties, ordinances, judgments, decrees, directives, injunctions, orders of any court, arbitrator or governmental agency or authority, rules, regulations interpretations, and authorizations of any international, national, regional, local or other governmental body, agency, authority, court or Person having jurisdiction over or related to the registration, manufacture and sale of the Products as may be in effect from time to time.
     “Books and Records” shall mean all books, records, files (including data files) and documents (including correspondence) and, to the extent not originals, true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of the Anti-Migraine Patent in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or controlled by or otherwise in the possession of Travanti or any of its Affiliates, as applicable.
     “Consent” shall mean any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Agency or other Person.
     “Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) shall mean possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under the Travanti Intellectual Property or under the NuPathe Intellectual Property, as applicable.
     “Dollars” or “$” shall mean United States dollars.
     “Effective Date” shall have the meaning set forth in Section 2.3.
     “Exploit” or “Exploitation” shall mean to make, have made, import, use, sell, offer for sale, or otherwise dispose of the Products, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, optimization, importation, exportation, transportation, distribution, commercialization, promotion and marketing activities related thereto.
     “FDA” shall mean the Food and Drug Administration in the United States, and any successor thereto.
     “Field” shall mean the development and commercialization of compounds, drugs and/or medical devices, including combinations thereof, for acute, chronic and prophylactic treatment, or prevention, palliation or diagnosis of migraines, including, without limitation, familiar hemiplegic migraines, chronic paroxysmal headaches, cluster headaches, migraine headaches (with and without aura), basilar migraines, and atypical headaches accompanied by autonomic symptoms, or for any condition defined as a migraine in the International Classification of Migraine by the International Headache Society.
     “Governmental Authority” shall mean any supra-national, federal, state, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority, court or other authority of tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), or any other governmental authority or instrumentality anywhere in the world.
     “Intellectual Property” shall mean all intellectual property rights, whether registered or unregistered, including (a) Patents, (b) Trademarks, (c) other intellectual property rights, including confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications, (d) all completed or pending registrations, renewals or applications for registration or renewal of any of the foregoing, and (e) copies and tangible embodiments of any of the foregoing (in whatever form or media).
     “License Agreement” shall mean the License Agreement, by and between Travanti and NuPathe, dated as of July 20, 2005, as amended by the Addendum to the License Agreement, dated as of March 1, 2007.
     “Lien” shall mean any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.
     “NDA” shall mean a New Drug Application for any product requesting permission to place the product on the market in accordance with the Act, together with all supplements or amendments filed with respect thereto pursuant to the requirements of the Act, including all documents, data and other information concerning the product that are reasonably necessary for the FDA approval to market the product in the United States.
     “NuPathe Intellectual Property” shall have the meaning set forth in Section 4.2(b).
     “Order” shall mean any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).
     “Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b); (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.
     “Person” shall mean a person, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, or any other organization or entity.
     “Products” shall mean any and all pharmaceutical products related to, derived from or supported by the Anti-Migraine Patent and/or the WEDD® Technology.
     “Purchased Assets” shall mean the Anti-Migraine Patent and all Books and Records related thereto.
     “Regulatory Approval” shall mean, with respect to a country in the Territory, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary or useful for the Exploitation of the Products in the Field in such country.
     “Regulatory Documentation” shall mean any and all applications, registrations, licenses, authorizations and approvals prepared for submission to a Governmental Authority with a view to the granting of any Regulatory Approval, and any correspondence to or with the FDA or any other Governmental Authority with respect to the Products in the Field, as applicable, including, for clarity, original and, if available, electronic copies of all (a) tests and data generated therefrom, (b) all correspondence and other documentation related to communications to or from Governmental Authorities, and (c) all other supporting documentation and materials that would be necessary or useful to obtain or maintain Regulatory Approvals in connection with the Products in the Field.
     “Related Documents” shall mean, other than this Agreement, the Patent Assignment and all other agreements, certificates and documents signed and delivered by either party in connection with this Agreement.
     “Settlement Agreement” shall mean the Settlement Agreement by and between Travanti and NuPathe, dated as of March 1, 2007.
     “Tax” or “Taxes” shall mean any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.
     “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Territory” shall mean each country throughout the world.
     “Trademark” shall mean (a) any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol, (b) all registrations and applications for any of the foregoing, and (c) all rights and priorities connected with the foregoing afforded under Applicable Law.
     “Travanti Intellectual Property” shall have the meaning set forth in Section 5.5(b).
     “Travanti Know-How” shall mean any and all information and any materials in existence as of the date of this Agreement, including, without limitation, inventions, formulations, processes, techniques, formulas, biological, chemical, assay control and manufacturing data, methods, software, equipment designs, know-how, and trade secrets, patentable or otherwise, tangible or intangible, that are Controlled by Travanti, and that: (i) arise from practicing art described by Travanti Patents or the Anti-Migraine Patent; and (ii) are necessary or useful in the development, commercialization, manufacture, use, sale or import of Products in the Field, or any improvements thereto in existence on the date hereof (to the extent that such information and inventions are not generally known).
     “Travanti’s Knowledge” (and similar phrases) shall mean the actual knowledge of any officer, director, patent attorney or employee of Travanti having primary responsibility for such matter, without independent investigation or inquiry.
     “Travanti Patents” shall mean any currently existing or future Patents Controlled by Travanti necessary or required to develop make, have made, use, sell, offer to sell or import the Products in the Field, including but not limited to, the Patents set forth on Exhibit 1 attached hereto and the WEDD Technology, and any and all continuations, continuations-in-part, additions, divisions, renewals, extensions, re-examinations and reissues thereof and any and all foreign counterparts of the foregoing.
     “Valid Claim” shall mean a claim of an issued and unexpired Patent which can be reasonably asserted against a party manufacturing, using, offering for sale, selling or importing a Product absent a license and whose validity or enforceability has not been adversely affected by any of the following: (i) lapse, revocation, or abandonment, (ii) a determination by a court or other Governmental Agency of competent jurisdiction, which is unappealable or has not been appealed within the time allowed for appeal, that the patent is unenforceable or invalid, and/or (iii) a disclaimer or admission of invalidity or unenforceability through reissue, re-examination, opposition, nullity action or invalidation suit response, disclaimer or otherwise.

     “WEDD® Technology” shall mean that wearable electronic disposable drug delivery technology, covered by a Valid Claim under Travanti Patents existing as of the Effective Date.
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of Assets. Pursuant to the terms and subject to the conditions of this Agreement, in consideration for the entering into the Patent Assignment and the payment of the fees set forth in the Patent Assignment, Travanti hereby sells, conveys, delivers, transfers and assigns to NuPathe, free and clear of all Liens, all of Travanti’s (and, as applicable, its Affiliates’) right, title and interest in, to and under the Purchased Assets (and, as applicable, its Affiliates).
     Section 2.2 Assumed Liabilities. NuPathe expressly does not assume and shall not become liable to pay, perform or discharge, any liability, obligation or commitment whatsoever of Travanti relating to the Purchased Assets.
     Section 2.3 Effective Date. Pursuant to the terms and subject to the conditions of this Agreement, the signing and closing of the transaction contemplated by this Agreement shall take place at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey, at 10:00 a.m. local time on the date hereof, or such time and place on which the parties agree (the “Effective Date”).
ARTICLE III
FINANCIAL
     Section 3.1 Purchase Price. Subject to the terms and conditions set forth herein and in the Patent Assignment, in consideration of the sale, assignment and delivery of the Purchased Assets, NuPathe shall pay to Travanti the sum of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Purchase Price”) on the Effective Date by wire transfer in immediately available funds in accordance with Travanti’s instructions.
ARTICLE IV
GRANTS OF LICENSE AND LICENSE TERMS
     Section 4.1 License to NuPathe.
     (a) WEDD® Technology. Subject to the terms and conditions contained in this Agreement, Travanti grants to NuPathe a sole and exclusive, even as to Travanti, perpetual, worldwide, royalty-free license, with right to grant sublicenses, under Travanti Patents and Travanti Know-How, to develop, make, have made, use, offer to sell, sell, have sold and import Products in the Field in the Territory. NuPathe shall not sell Products under the WEDD® Technology outside the Field.
     (b) Sublicensing. NuPathe acknowledges that the grant of a sublicense under this Section 4.1 shall not relieve NuPathe from its obligations under this Agreement, and NuPathe shall be fully responsible for the compliance of its sublicensees with the terms and conditions of this Agreement.

     Section 4.2 License to Travanti.
     (a) Anti-Migraine Patent for Use Outside the Field. Subject to the terms and conditions contained in this Agreement, NuPathe grants to Travanti a perpetual, non-exclusive, worldwide, royalty-free license, with right to grant sublicenses, under the Anti-Migraine Patent, to develop, make, have made, use, offer to sell, sell, have sold, and import Products outside the Field in the Territory.
     (b) WEDD® Technology. Subject to the terms and conditions contained in this Agreement, NuPathe grants to Travanti a perpetual, non-exclusive, worldwide, royalty free license under NuPathe Intellectual Property to develop, make, have made, use, offer to sell, sell, have sold, and import Products using or based on the WEDD® Technology outside the Field. “NuPathe Intellectual Property” shall mean any present or future improvements claimed in a Patent to WEDD® Technology (i.e., to the extent that practicing such improvements without a license would infringe a Travanti Patent), which are Controlled by NuPathe.
     (c) No Sales of Products in the Field. Travanti shall not sell Products under the Anti-Migraine Patent or the WEDD® Technology in the Field.
     (d) Sublicensing. Travanti acknowledges that the grant of a sublicense under this Section 4.2 shall not relieve Travanti from its obligations under this Agreement, and Travanti shall be fully responsible for the compliance of its sublicensees with the terms and conditions of this Agreement.
Section 4.3 Other Intellectual Property under the WEDD® Technology License.
     (a) Trademarks. NuPathe will have the right, in its sole discretion and at its expense, to select and register those Trademarks it wishes to employ in connection with the sale of the Products throughout the Territory, and NuPathe will have legal and equitable ownership of the entire right, title and interest in and to the Trademarks and registrations NuPathe elects to use; provided, however, that NuPathe shall not use Travanti’s name nor any of Travanti’s Trademarks without prior written consent, except that NuPathe may state that it is licensed by Travanti under one or more of the Travanti Patents as authorized by this Agreement or as required by Applicable Laws.
     (b) Ownership of Data. Each party will own all information and results related to such party’s own research and development activities for Products it develops, manufactures or sells in accordance with the terms and conditions of this Agreement, including, without limitation, any and all research data, pharmacology data, preclinical data, clinical data, and information, obtained or generated and documentation submitted, or required to be submitted, in association with regulatory filings for such Products (including any Drug Master Files, Chemistry, Manufacturing and Control data, or similar documentation).
     (c) Ownership of Regulatory Filings. All INDs, NDAs and other regulatory filings made or filed by NuPathe with respect to any Products in the Field will be in the name of, and be owned solely by, NuPathe or its third party licensee, at the discretion of NuPathe.

     (d) Patent Prosecution. NuPathe will be responsible, at its own cost, for preparing, prosecuting and maintaining the NuPathe Intellectual Property and the Anti-Migraine Patent. Travanti shall, at its own cost, prepare, prosecute and maintain Travanti Patents during the term of this Agreement
     (e) Abandonment. In the event Travanti wishes to abandon any Travanti Patents, Travanti will offer to assign, free of charge, any such Patent or Patents to NuPathe prior to effectuating the abandonment. Should NuPathe elect to become an assignee of such Patents, NuPathe will bear the costs connected to any assignment hereunder.
     Section 4.4 Infringement of Patents. If either party has knowledge of any infringement of the Travanti Know-How or Travanti Patents that could negatively impact either party’s exercise of the license rights granted under Article 4 of this Agreement, the party having such knowledge shall promptly inform the other of such infringement. The parties will thereafter discuss what action should be taken, including whether any legal proceeding should be instituted. If the parties mutually agree on the course of action to be taken in respect of any such infringement, they will jointly select counsel and equally share any expenses. Any settlement or recovery shall be distributed in the following order: (i) pro rata to each party for reimbursement of expenses related to such claim, including but not limited to attorneys’ fees and expenses associated with the legal proceedings; (ii) to the licensee of such Intellectual Property for any damages related to the license rights granted to such party; and (iii) to the extent any settlement or recovery remains, to each party equally. If either party determines to take action, but the other party does not desire to do so, the first party may take action at its own expense and through counsel of its own choice, and any settlement or recovery will in such case belong solely to the party taking action. If one party institutes and carries on a legal proceeding to enforce Travanti Patents against an alleged infringing party, the other party will fully cooperate with and supply all assistance reasonably requested by the party instituting and carrying on such proceeding; provided, however, that no settlement or consent judgment or other voluntary final disposition of any such action may be entered into without the written consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity of any Intellectual Property Rights or otherwise adversely affect the rights of the other party to this Agreement.
Section 4.5 Third Party Claims.
          (i) Notice. In the event that a party becomes aware of any claim filed with a Governmental Authority that the performance of this Agreement infringes the intellectual property rights of a third party, such party will promptly notify the other party.
          (ii) Third Party License. If NuPathe would be prevented from using, selling or importing Product in any country of the Territory on grounds that by doing so NuPathe would infringe a Valid Claim of a Patent held by a third party in said country (the “Blocking Third Party IP”), NuPathe will notify Travanti and give Travanti a reasonable opportunity to oppose or otherwise resolve such claim. In the event that Travanti elects not to oppose the claim or does not successfully obtain any necessary license, NuPathe will have the right to negotiate directly with such third party for a license under the Blocking Third Party IP.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TRAVANTI
     Travanti represents and warrants to NuPathe, as of the Effective Date, as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:
     Section 5.1 Organization, Standing and Power. Travanti is a corporation duly organized, validly existing and in good standing under the laws of the Minnesota. Travanti is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary.
     Section 5.2 Authority; Binding Agreements. The execution and delivery by Travanti of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary action on the part of Travanti. Travanti has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transaction contemplated hereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Travanti. No shareholder or other equity holder approval is required on behalf of Travanti for the execution, delivery or performance of this Agreement and such Related Documents. This Agreement and the Related Documents to which Travanti is or will become a party are, or upon execution and delivery by Travanti thereof will be, the valid and binding obligations of Travanti, enforceable against Travanti in accordance with their respective terms.
     Section 5.3 Compliance; Conflicts; Governmental Consents. The execution and delivery by Travanti of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transaction contemplated hereby and compliance by Travanti with any of the provisions hereof and thereof do not and will not:
     (a) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Travanti;
     (b) violate any Applicable Law with respect to Travanti or the Purchased Assets;
     (c) result in the creation or imposition of any Lien upon the Purchased Assets; or
     (d) require any material notice to, filing with, authorization of, exemption by, or Consent of, any Person, including any Governmental Authority, including any foreign Governmental Authority, for Travanti to transfer the Purchased Assets to NuPathe and otherwise consummate the transaction contemplated hereunder.
     Section 5.4 Good Title; Sufficiency of Assets. Travanti (i) has good and marketable title to the Purchased Assets free and clear of all Liens, and has the complete and unrestricted power and unqualified right to sell, convey, deliver, transfer and assign to NuPathe, as applicable, the Purchased Assets; and (ii) to Travanti’s Knowledge, there are no adverse claims of ownership to the Purchased Assets and Travanti has not received notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets. On the Effective Date, NuPathe will acquire from Travanti, good and marketable title to the Purchased Assets, free and clear of all Liens.
     Section 5.5 Intellectual Property.
     (a) Travanti owns all right, title and interest in and to, and has the unrestricted right to assign to NuPathe, all right, title and interest in, to and under the Purchased Assets, in each case to Travanti’s Knowledge free of any rights or claims of any Person or any other Liens, and without payment by either party of any royalties, license fees or other amounts to any other Person.
     (b) Travanti has valid rights to grant the license rights to the Travanti Intellectual Property to NuPathe as provided herein. The “Travanti Intellectual Property” means the Travanti Patents and/or other Intellectual Property Controlled by, or otherwise in the possession of, Travanti that is necessary for NuPathe to Exploit the Anti-Migraine Patent and the Products as authorized herein.
     (c) Travanti Intellectual Property is, to Travanti’s Knowledge, enforceable and valid, and Travanti has not received any notice that Travanti Intellectual Property has been or is the subject of (A) any pending Action (including, with respect to the Patents included in the Travanti Intellectual Property, inventorship challenges, interferences, reissues, reexaminations and oppositions or similar Actions) or any Order or other agreement restricting (x) the use of any Travanti Intellectual Property in connection with the Exploitation of any Product in the Field or (y) the assignment or license thereof by Travanti (or any of its Affiliates, as applicable), or (B) any threatened Action or claim of infringement threatened or made in writing or any pending Action to which Travanti (or any of its Affiliates, as applicable) is a party.
     (d) Neither Travanti nor its Affiliates, if applicable, has entered into any contract (A) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of Travanti Intellectual Property in the Field in the Territory, (B) expressly agreeing to indemnify any Person against any charge of infringement of any of Travanti Intellectual Property in the Field in the Territory, or (C) granting any Person the right to control the prosecution of any of Travanti Intellectual Property.
     (e) Travanti has not received notice that there is any unauthorized use, infringement, misappropriation or violation of any of Travanti Intellectual Property by any Person within the Territory.
     (f) All issuance, renewal, maintenance and other material payments that are or have become due with respect to Travanti Intellectual Property have been timely paid by or on behalf of Travanti. All documents, certificates and other material in connection with such Travanti Intellectual Property have, for the purposes of maintaining such Travanti Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities.
     Section 5.6 Litigation. There is no Action pending, or to Travanti’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Travanti’s Knowledge, threatened, that affects Travanti or the Purchased Assets or that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Travanti of the transaction contemplated by this Agreement, nor, to Travanti’s Knowledge, is there any reasonable basis on which any Action may be brought in the future. There is no outstanding Order of any Governmental Authority against Travanti relating to the Purchased Assets.
     Section 5.7 Adverse Information. Travanti has not received any notice of any scientific or technical facts or circumstances that would adversely affect the scientific, therapeutic or commercial potential of the Anti-Migraine Patent.
     Section 5.8 Taxes.
     (a) Travanti (and each of its Affiliates, as applicable) has timely paid all Taxes that will have been required to be paid by it, the non-payment of which would result in a Lien on the Purchased Assets or would result in NuPathe becoming liable or responsible therefor.
     (b) Travanti (and each of its Affiliates, as applicable) has established, in accordance with generally accepted accounting principles, as applied in the United States, applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Purchased Assets, the non-payment of which would result in a Lien on the Purchased Assets or would result in NuPathe becoming liable therefor.
     Section 5.9 Regulatory Matters.
     (a) Neither Travanti nor any of the employees of Travanti that conducted any activities or services relating to the Purchased Assets and/or Products has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the Act or any other Applicable Law, or, to Travanti’s Knowledge, has made an untrue statement of a material fact to any Governmental Authority with respect to the Purchased Assets (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Purchased Assets. Neither Travanti nor any employee of Travanti has received any notice to such effect.
     (b) Travanti has made available, or has caused its Affiliates to make available, to NuPathe all Regulatory Documentation, Travanti Know-How and any other data and information and inventions in Travanti’s or Travanti’s Affiliates’ possession or Control as of the Effective Date regarding or related to the Anti-Migraine Patent. To Travanti’s Knowledge, Travanti has prepared, maintained and retained all Regulatory Documentation that is required to be maintained or reported pursuant to and in accordance with good laboratory and clinical practices and other Applicable Laws.
     (c) Travanti and its Affiliates have assigned to NuPathe all of Travanti and its Affiliates’ right, title and interest in and to all Regulatory Documentation, including, to the extent permitted by Applicable Law, all applicable Regulatory Approvals Controlled by Travanti or its Affiliates at any time prior to the Effective Date. Travanti has executed and delivered, or caused to be executed and delivered, all such instruments and has done and caused to be done all such acts and things, including the filing of such assignments, agreements, documents and instruments, as were necessary under, or as NuPathe has reasonably requested in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto NuPathe its rights with respect to the Purchased Assets with respect to the Regulatory Documentation.
     Section 5.10 Adequate Consideration. The consideration to be received by Travanti under the Patent Assignment constitutes fair consideration and reasonable value for the Purchased Assets and the WEDD® Technology license.
     Section 5.11 Indemnity By Travanti. Travanti will indemnify and hold NuPathe, its directors, officers, employees and agents harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against NuPathe which arise from an act or failure to act by Travanti or Travanti’s breach of any of its representations, warranties or agreements contained herein.
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND INDEMNITY OF NUPATHE
     NuPathe represents and warrants to Travanti, as of the Effective Date, as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:
     Section 6.1 Organization, Standing and Power. NuPathe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted.
     Section 6.2 Authority; Binding Agreements. The execution and delivery by NuPathe of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary action on the part of NuPathe. NuPathe has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transaction contemplated hereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by NuPathe. This Agreement and the Related Documents to which NuPathe is or will become a party are, or upon execution and delivery thereof will be, the valid and binding obligations of NuPathe, enforceable against NuPathe in accordance with their respective terms.
     Section 6.3 Conflicts; Consents. The execution and delivery by NuPathe of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transaction contemplated hereby and compliance by NuPathe with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the constitutive or organizational documents of NuPathe, or (b) violate any Applicable Law with respect to NuPathe or NuPathe’s properties or assets.

     Section 6.4 Indemnity By NuPathe. NuPathe will indemnify and hold Travanti, its directors, officers, employees and agents harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against Travanti arising from an act or failure to act by NuPathe, or NuPathe’s breach of any of its representations, warranties or agreements contained herein.
ARTICLE VII
ADDITIONAL MATTERS
     Section 7.1 Certain Tax Matters.
     (a) Waiver of Bulk Sales. NuPathe hereby waives compliance by Travanti with the requirements and provisions of any “bulk-transfer” laws of any jurisdiction (including applicable Tax laws) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to NuPathe (including the requirement to withhold any amount from payment of the Purchase Price); provided, however, that Travanti shall pay and discharge when due all claims of creditors asserted against NuPathe or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any encumbrance which may be placed upon any of the Purchased Assets by reason of such noncompliance and otherwise indemnify NuPathe against any losses it suffers as a result of such non-compliance.
     (b) Cooperation and Exchange of Information. Each of Travanti and NuPathe shall (i) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or Action relating to liability for Taxes in connection with the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination, and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.
     (c) Survival of Covenants. The covenants contained in this Section 7.1 shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof).
     (d) Indemnification. In addition to the indemnification provided for in Section 7.1(a), Travanti shall indemnify and hold NuPathe harmless for: (i) any Taxes of Travanti and any Taxes associated with the Purchased Assets as of the date hereof; and (ii) the breach of any of Travanti’s representations set forth in Section 5.8. Any transfer taxes associated with the transfer of the Purchased Assets (including any periodic taxes associated with the Purchased Assets for 2008) shall be apportioned between Travanti and NuPathe on a daily proration basis.
     Section 7.2 Cooperation in Anti-Migraine Patent Maintenance. From and after the Effective Date, Travanti shall cooperate and assist NuPathe, at NuPathe’s cost and expense, with the filing, prosecution, defense and enforcement of the Anti-Migraine Patent, including by providing access to inventors and other persons familiar with the conception and reduction to practice of any information and inventions related to the Anti-Migraine Patent.

     Section 7.3 Expenses. Except as expressly set forth herein, each of Travanti and NuPathe shall bear its own costs and expenses incurred in connection with this Agreement.
     Section 7.4 Further Assurances. Travanti shall, and shall cause its Affiliates to, at any time and from time to time after the Effective Date, upon the request and at the cost and expense of NuPathe, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to NuPathe, or for the aiding and assisting in the reducing to possession by NuPathe of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the transaction contemplated hereby.
ARTICLE VIII
EFFECTIVE DATE DELIVERABLES
     Section 8.1 Deliveries of Travanti. On the Effective Date, Travanti shall deliver, or caused to be delivered to NuPathe:
     (a) a Patent Assignment, substantially in the form of Exhibit 2, as may be necessary, among other things, to effect the assignment to NuPathe of all rights of Travanti (and its Affiliates, as applicable) in and to the Anti-Migraine Patent, duly executed by Travanti (or its Affiliates, as applicable);
     (b) a properly completed IRS form W-9 duly executed by Travanti; and
     (c) such other documents, certifications and further assurances as NuPathe may reasonably request in order to vest more effectively in NuPathe, or to put NuPathe more fully in possession of, the Purchased Assets and any rights granted by Travanti to NuPathe under Travanti Patents and Travanti Know How.
     Section 8.2 Deliveries of NuPathe. Except as otherwise provided for in this Agreement, on the Effective Date, NuPathe shall deliver, or caused to be delivered to Travanti:
     (a) the Purchase Price pursuant to Section 3.1;
     (b) the Patent Assignment duly executed by NuPathe; and
     (c) such other documents, certifications and further assurances as Travanti may reasonably request in order to vest more effectively in Travanti, or to put Travanti more fully in possession of, any rights granted by NuPathe to Travanti under the NuPathe Intellectual Property.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a)

delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a delivery service (prepaid, receipt requested), or (c) when received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses, representative and telecopier numbers as a party may designate by notice to the other parties):
     If to Travanti, to:
Travanti Pharma, Inc.
2520 Pilot Knob Road (Suite 100)
Mendota Heights, MN 55120
Attn: Chief Executive Officer
Facsimile: 651-730-1013
If to NuPathe, to:
NuPathe, Inc.
227 Washington Street, Suite 200
Conshohocken, PA 19428
Attn: General Counsel
Facsimile: 484-567-0136
     Section 9.2 Waiver. Except as explicitly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are not exclusive of any right or remedies that any party may otherwise have at law or in equity. Except as explicitly provided in this Agreement, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one party shall be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand.
     Section 9.3 Entire Agreement; Amendment. This Agreement and the Related Documents, together with the Settlement Agreement, supersede all prior agreements between the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between the parties with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the parties hereto.
     Section 9.4 Assignment. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto, provided, that either party shall have the right to assign all or any part of its rights, interest and obligations to an Affiliate, a successor to a controlling or majority share of such party, or to a successor to substantially all the business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any requirement of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party in any material respect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     Section 9.6 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Article,” “Section” or “Sections” refer to the corresponding Article, Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     Section 9.7 Governing Law; Consent to Jurisdiction and Venue.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to the conflicts of laws principles thereof to the extent such principles would require or permit the application of the laws of another state.
     (b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state or a federal court and the parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto hereby consent to service of process by mail (in accordance with Section 9.1 or any other manner permitted by law).
     Section 9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.9 Time of Essence. Time is of the essence in this Agreement.
     Section 9.10 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.
     Section 9.11 Confidentiality.
     (a) Any and all information provided by one party to the other pursuant to this Agreement shall be deemed to be confidential information (“Confidential Information”). Each party will hold Confidential Information in complete confidence and will not, with the prior written consent of the other, use or disclose it in whole or in part to any person other than for the purposes set forth in this Agreement for a period ending five (5) years following expiration of this Agreement. Each party will be entitled to disclose any such Confidential Information to such of its provisional advisors, directors, officers and senior employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information is necessary for these purposes. Each party will use its reasonable efforts to ensure that each individual to whom such a disclosure is made adheres to the terms of this undertaking as if he or she were a party hereto, including without limitation, having such individuals execute similar agreements.
     (b) As used herein, the term Confidential Information shall not include information:
          (i) that the recipient can demonstrate through its contemporaneous written records has become generally available to third parties after disclosure to the recipient from a source other than the discloser; provided that such source is not bound by a confidentiality or other similar agreement with the discloser or by any other legal, contractual or fiduciary obligation which prohibits the disclosure of such Confidential Information;
          (ii) was lawfully in possession of the recipient prior to disclosure, as evidenced by written records and which was not acquired directly or indirectly from the disclosing party; or
          (iii) which the recipient is required by legal process, law or regulation to disclose or, after consultation with legal counsel, determines it prudent to be disclosed to the extent required under the laws, guidelines, or regulations or pursuant to any request by an governmental agency lawfully requesting the same, or to any court of competent jurisdiction acting pursuant to it lawful powers.
     (c) In the event that a party intends to disclose any Confidential Information pursuant to Section 9.11 (b)(iii) hereof, such party first shall provide the disclosing with prompt written notice as far in advance of the proposed disclosure as possible so that the disclosing party (at its expense) may either seek a protective order or other appropriate remedy which is necessary to protect its interests or waive compliance with the non-disclosure provisions of this Agreement to the extent necessary (provided that one or the other be done). The receiving party shall cooperate in all reasonable respects with the disclosing party in seeking to prevent or limit disclosure and, in the event a protective order or other remedy is not obtained, will limit the disclosure to the information actually required to be disclosed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NUPATHE INC.
By:	/s/ Jane H. Hollingsworth
	Name:	J. Hollingsworth
	Title:	CEO

TRAVANTI PHARMA INC.
By:	/s/ Robert Cohen
	Name:	Robert Cohen
	Title:	[ILLEGIBLE]

EXHIBIT 1
Travanti Patents
     Any of the following Patents necessary or required to develop, make, have made, use, sell, offer to sell or import Products in the Field:

File No.	Title	Filing Date	Status
I. ISSUED U.S. PATENTS (6)

990322.CIP	CONTROLLED DOSAGE DRUG	CIP-June 10, 2002	UPSN 7,031,768; issued
	DELIVERY SYSTEM		April 18, 2006

PRO-December 30, 1999
20000315.ORI	RATE ADJUSTABLE DRUG	ORI-July 11, 2000	USPN 6,421,561; issued
	DELIVERY SYSTEM		July 16, 2002
(plural power source + component)

20000315.CIP	RATE ADJUSTABLE DRUG	June 3, 2002	UPSN 7,016,723; issued
	DELIVERY SYSTEM		March 21, 2006
(includes dosage capacity based on tested lots)

20010197.ORI	POWER SOURCES FOR		USPN 6,653,014; issued
	IONTOPHORETIC DRUG DELIVERY	May 30, 2001	November 25, 2003
SYSTEMS

20020208.ORI	DOSAGE CONTROL ELECTRODE	February 21, 2003	USPN 7,031,769; issued
	FOR IONTOPHORESIS DEVICE		April 18, 2006

20030061.ORI	IONTOPHORETIC DRUG DELIVERY	February 21, 2003	USPN 6,745,071; issued
	SYSTEM		June 1, 2004

File No.	Title	Filing Date	Status
II. PATENTS ISSUED OUTSIDE U.S. (8)

990322.EP	CONTROLLED DOSAGE DRUG	August 18, 1999	Pat No. 1,115,454; issued
	DELIVERY SYSTEM		October 25, 2006

20000315.EP	RATE ADJUSTABLE DRUG	October 4, 2000	Pat. No. 1242142; issued
	DELIVERY SYSTEM		September 5, 2007

20020208.EP.CIP	DOSAGE CONTROL ELECTRODE	September 16, 2005	Pat. No. 1596931; issued
	FOR IONTOPHORESIS DEVICE		February 28, 2007

20020208.CA.CIP	DOSAGE CONTROL ELECTRODE	August 31, 2005	Pat. No. 2,512,352; issued
	FOR IONTOPHORESIS DEVICE		August 7, 2007

20020208.KR.CIP	DOSAGE CONTROL ELECTRODE	August 19, 2005	Pat. No. 0745233; issued
	FOR IONTOPHORESIS DEVICE		July 26, 2007

20030061.AU	IONTOPHORETIC DRUG DELIVERY	August 11, 2005	Pat. No. 2003267229; issued
	SYSTEM		March 20, 2008

20030061.CA	IONTOPHORETIC DRUG DELIVERY	August 31, 2005	Pat. No. 2,512,368; issued
	SYSTEM		December 19, 2006

20030061.KR	IONTOPHORETIC DRUG DELIVERY	August 19, 2005	Pat. No. 0735939; issued
	SYSTEM		June 28, 2007

File No.	Title	Filing Date	Status
III. PENDING U.S. PATENTS

20020208.CIP	DOSAGE CONTROL ELECTRODE	August 15, 2005
FOR IONTOPHORESIS DEVICE

20030304.ORI	ABUSE POTENTIAL REDUCTION	January 23, 2004
SYSTEM FOR ABUSABLE SUBSTANCE
DOSAGE FORM

20050269.ORI	TRANSDERMAL SYSTEMS FOR	April 22, 2005
THE DELIVERY OF THERAPEUTIC
AGENTS INCLUDING GRANISETRON
USING IONTOPHORESIS

20051390.ORI	TRANSDERMAL SYSTEMS FOR THE	December 21, 2007
DELIVERY OF ANESTHETIC AGENTS
FOR THE SUSTAINED PAIN MANAGEMENT
OF WOUNDS AND SURGICAL REPAIRED INCISIONS

20070604.PRO	TRANSDERMAL METHODS AND	August 28, 2007
SYSTEMS FOR THE DELIVERY OF
CORTICOSTEROID COMPOUNDS

IV. PATENTS PENDING OUTSIDE U.S.

990322.JP	CONTROLLED DOSAGE DRUG	August 18, 1999
DELIVERY SYSTEM

990322.JP.DIV	CONTROLLED DOSAGE DRUG	August 18, 2006
DELIVERY SYSTEM

20000315.JP	RATE ADJUSTABLE DRUG	July 1, 2002
DELIVERY SYSTEM

20000315.JP.DIV	RATE ADJUSTABLE DRUG	August 25, 2006
DELIVERY SYSTEM

20020208.AU.CIP	DOSAGE CONTROL ELECTRODE	August 11, 2005
FOR IONTOPHORESIS DEVICE

20020208.CN.CIP	DOSAGE CONTROL ELECTRODE	October 21, 2005
FOR IONTOPHORESIS DEVICE

File No.	Title	Filing Date	Status
20020208.JP.CIP	DOSAGE CONTROL ELECTRODE	August 19, 2005
FOR IONTOPHORESIS DEVICE

20030061.CN	IONTOPHORETIC DRUG DELIVERY	October 21, 2005
SYSTEM

20030061.EP	IONTOPHORETIC DRUG DELIVERY SYSTEM	September 13, 2005

20030061.JP	IONTOPHORETIC DRUG DELIVERY	August 19, 2005
SYSTEM

20030304.EP	ABUSE POTENTIAL REDUCTION	January 20, 2005
IN ABUSABLE SUBSTANCE DOSAGE
FORM

20030304.JP	ABUSE POTENTIAL REDUCTION	January 20, 2005
IN ABUSABLE SUBSTANCE DOSAGE
FORM

20050269.AU	TRANSDERMAL SYSTEMS FOR	March 24, 2006
THE DELIVERY OF THERAPEUTIC
AGENTS INCLUDING GRANISETRON
USING IONTOPHORESIS

20050269.CA	TRANSDERMAL SYSTEMS FOR	March 24, 2006
THE DELIVERY OF THERAPEUTIC
AGENTS INCLUDING GRANISETRON
USING IONTOPHORESIS

20050269.CN	TRANSDERMAL SYSTEMS FOR	March 24, 2006
THE DELIVERY OF THERAPEUTIC
AGENTS INCLUDING GRANISETRON
USING IONTOPHORESIS

20050269.EP	TRANSDERMAL SYSTEMS FOR	March 24, 2006
THE DELIVERY OF THERAPEUTIC
AGENTS INCLUDING GRANISETRON
USING IONTOPHORESIS

File No.	Title	Filing Date	Status
20050269.KR	TRANSDERMAL SYSTEMS FOR	March 24, 2006
THE DELIVERY OF THERAPEUTIC
AGENTS INCLUDING GRANISETRON
USING IONTOPHORESIS

20060655.WP	TRANSDERMAL METHODS AND	April 12, 2007
SYSTEMS FOR THE DELIVERY OF
ANTI-MIGRAINE COMPOUNDS

EXHIBIT 2
Form of Patent Assignment Agreement
(See attached)

PATENT ASSIGNMENT AGREEMENT
     WHEREAS, Travanti Pharma, Inc., a Minnesota corporation whose principal place of business is located at 2520 Pilot Knob Road, Suite 100, Mendota Heights, MN 55120 (“Assignor”), and NuPathe, Inc., a Delaware corporation whose principal place of business is 227 Washington Street, Suite 200, Conshohocken, PA 19428 (“Assignee”), are parties to that certain Asset Purchase and License Agreement dated as of July 8, 2008 (the “Purchase Agreement”);
     WHEREAS, pursuant to said Purchase Agreement, Assignor has agreed to enter into this Patent Assignment Agreement (the “Patent Assignment”) to assign and transfer the Anti-Migraine Patent (as such term is defined in the Purchase Agreement) and statutory invention registration listed in the attached Schedule A (collectively, the “Assigned Patent”) to Assignee; and
     WHEREAS, Assignor is the owner of all rights, titles and interests throughout the Territory in, under and to the inventions claimed by the Assigned Patent (“Patent Rights”), and Assignee is desirous of acquiring all of said Assigned Patent and Patent Rights.
     NOW, THEREFORE, in consideration of the payment by Assignee to Assignor of the sum of Five Million Five Hundred Thousand Dollars ($5,500,000), and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
          1. Assignor does hereby assign to Assignee, all right, title and interest in and to the Assigned Patent and Patent Rights, including any and all causes of action, rights and remedies arising under such Assigned Patent or Patent Rights prior to or after the effective date of this Patent Assignment, and any divisions, reissues, continuations, continuations-in-part, renewals, extensions, revisions and foreign counterparts of such Assigned Patent and Patent Rights to be held and enjoyed by Assignee for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives to the end of the term for which such Assigned Patent and Patent Rights are granted or reissued as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment had not been made.
          2. Assignor authorizes and empowers Assignee or its nominees to invoke and claim for the Assigned Patent and Patent Rights any and all other form of protection, the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it, and to invoke and claim such right of priority without further written or oral authorization from Assignor.
          3. Assignor hereby consents that a copy of this assignment shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document which may be required in the United States or any foreign country for any purpose, and more particularly but without limitation in proof of the right of Assignee or its nominees to claim the aforesaid benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it.
          4. Assignor hereby authorizes the respective officials whose duty it is to issue patent rights or other forms of industrial property protection to issue to or as requested by Assignee, in accordance with the terms of this Patent Assignment, the Assigned Patent and Patent Rights, and to issue any and all letters patent and Patent Rights resulting from the Assigned Patent and Patent Rights and from any and all reissues, re-examinations, divisions, continuations, renewals, extensions, continuations-in-part, revisions, and foreign counterparts thereof, such that all letters patent and other Patent Rights resulting from the Assigned Patent and Patent Rights, and any worldly rights not expressly referenced herein on the inventions, vest in and accrue to Assignee.
          5. Assignor hereby represents and warrants that it has the full right and power to convey the entire rights, titles and interests herein assigned and that it has not executed and will not execute any agreement in conflict herewith.
          6. At the request of Assignee, Assignor agrees to execute and deliver all documents, papers, instruments and assignments, and to perform any other reasonable acts Assignee may require, in order to vest in Assignee all of Assignor’s rights, titles, and interests in and to the Assigned Patent and the Patent Rights, including but not limited to execution and delivery of such documents with respect to particular Assigned Patent in particular countries in the Territory, delivery of all Documents (as the term is used in the Purchase Agreement), and the transfer of power of attorney and other indicia of authority pertaining to the Assigned Patent, delivery of instructions to Foreign Associates to look to Assignee for all further instructions relating to the Assigned Patent, and the provision of evidence to support any of the foregoing in the event such evidence is deemed necessary by Assignee, to the extent such evidence is in the possession or control of Assignor.
          7. Assignor hereby irrevocably makes, constitutes and appoints Assignee, and authorizes and empowers Assignee to make, constitute and appoint any officer or agent of Assignee as Assignee may select in its exclusive discretion, as such Assignor’s true and lawful attorney-in-fact, with full power of substitution and with the absolute power and authority to take any and all action and to execute thereafter any and all applications, documents, papers, filings and instruments which Assignee deems necessary or desirable to accomplish the purposes of this Assignment. Assignor hereby ratifies and confirms all that such attorney shall lawfully do or cause to be done by virtue hereof.
[No further text on this page]

     IN WITNESS WHEREOF, Assignor has executed this Patent Assignment as of the date first set forth above.

ASSIGNOR:

TRAVANTI PHARMA, INC.

By:
Name:
Title:
Place of Execution:

STATE OF                          §
COUNTY OF                      §
     I, the undersigned Notary Public, do hereby attest that before me on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument, who acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.
     GIVEN UNDER MY HAND and seal of office this                      day of                     , 2008.

Notary Public in and for the State of
My Commission Expires:

(Seal)

     ACKNOWLEDGED AND ACCEPTED this Patent Assignment from Assignor as of the date first set forth above.

ASSIGNEE:

NUPATHE, INC.

By:
Name:
Title:
Place of Execution:

STATE OF                          §
COUNTY OF                      §
     I, the undersigned Notary Public, do hereby attest that before me on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument, who acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.
     GIVEN UNDER MY HAND and seal of office this                      day of                     , 2008.

Notary Public in and for the State of
My Commission Expires:

(Seal)

Schedule A
Patent

Title	Application No.	Patent No.	Filing Date	Grant Date
Transdermal Methods	PCT/US07/09000		April 12, 2007
and Systems for the	WO/2007/120747
Delivery of
Anti-Migraine
Compounds Related
Applications